UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York	10533
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events

A. On August 22, 2013, The NASDAQ Stock Market (“Nasdaq”) notified MELA Sciences, Inc. (the “Company”) that for the previous 30 consecutive business days, the Company was not in compliance with Rule 5550(a)(2) of the Nasdaq Listing Rules. Rule 5550(a)(2) requires the Company’s common stock to maintain a minimum bid price of $1.00 per share. Therefore, under Nasdaq’s continued listing requirements, a deficiency existed. The notification had no immediate effect on the listing of the Company’s common stock.

Nasdaq Listing Rule 5810(c)(3)(A) provided the Company with an automatic grace period of 180 days, which ended on February 18, 2014, in order to regain compliance with the minimum bid price requirement. On February 19, 2014, Nasdaq notified the Company that while the Company had not regained compliance with the minimum bid price requirement, it was eligible for an additional 180 day grace period, until August 18, 2014, to regain compliance with the minimum bid price requirement.

Nasdaq has informed the Company that in the event the Company is unable to regain compliance with the minimum bid price requirement by August 18, 2014, Nasdaq will provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel. The Company will monitor the closing bid price of its common stock and will consider various possible options if it does not appear that it will regain compliance by August 18, 2014.

B. The Company gave a presentation at the SeeThruEquity Winter Microcap Investor Conference. A copy of the transcript of the presentation given by Rose Crane, the Company’s President and Chief Executive Officer, is attached hereto as Exhibit 99.1.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits

99.1	Transcript of presentation given at the SeeThruEquity Winter Microcap Investor Conference held on February 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: February 21, 2014	By:	/s/ Rose Crane
Rose Crane
President & Chief Executive Officer